UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2013

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York		10523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 1, 2013, BioScrip, Inc. (the “Company”) completed its previously announced acquisition (the “Acquisition”) of all of the issued and outstanding equity of HomeChoice Partners, Inc., a Delaware corporation (“HomeChoice”) pursuant to that Stock Purchase Agreement dated December 12, 2012 (the “Purchase Agreement”) by and among the Company, HomeChoice, DaVita HealthCare Partners Inc., a Delaware corporation and majority stockholder of HomeChoice, and the other stockholders of HomeChoice. The purchase price was $70 million, subject to adjustment based in part on the net working capital of HomeChoice at closing (the “Purchase Price”). The Purchase Price may also be increased in an amount up to $20 million if HomeChoice reaches certain performance milestones in the two years following the closing. The Company funded the Acquisition with a combination of cash on hand and its revolving credit facility.

HomeChoice is a provider of alternate-site infusion pharmacy services. Headquartered in Norfolk, VA, HomeChoice services approximately 15,000 patients annually and has fourteen infusion pharmacy locations in Pennsylvania, Washington, DC, Maryland, Virginia, North Carolina, South Carolina, Georgia, Missouri, and Alabama.

The foregoing description of material terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as 2.1 and is incorporated herein by reference. The Purchase Agreement was filed to provide investors and security holders with information regarding the terms, provisions, conditions, and covenants of that agreement and is not intended to provide any other factual information respecting the acquired assets. In particular, the Purchase Agreement contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transactions. The assertions embodied in those representations and warranties are qualified or modified by information in disclosure schedules that the parties exchanged upon execution of the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the acquired assets.

Item 8.01.	Other Events.

On February 4, 2013, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The financial statements, to the extent required by this item with respect to the Acquisition, will be provided by amendment to this Report as soon as practicable but no later than 71 calendar days after the date on which this Report was required to be filed pursuant to Item 2.01.

(b)	Pro forma financial information.

The pro forma financial information, to the extent required by this item with respect to the Acquisition, will be provided by amendment to this Report as soon as practicable but no later than 71 calendar days after the date on which this Report was required to be filed pursuant to Item 2.01.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: February 4, 2013	By:	/s/ Kimberlee Seah
Kimberlee Seah
Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description

2.1	Stock Purchase Agreement dated December 12, 2012, among HomeChoice Partners, Inc., DaVita HealthCare Partners Inc. and the other stockholders of HomeChoice Partners, Inc. Pursuant to Item 601(b)(2) of Regulation S-K, schedules and exhibits to this agreement are omitted. The Company will provide copies of such schedules and exhibits to the SEC upon request.

99.1	Press Release dated February 4, 2013.